Filed Pursuant to Rule 433

Registration Nos. 333-278184

and 333-278184-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

March 17, 2026

Issuer:	NextEra Energy Capital Holdings, Inc.

Designation:	Series Z Junior Subordinated Debentures due April 15, 2086 (“Junior Subordinated Debentures”)

Registration Format:	SEC Registered

Principal Amount:	$600,000,000

Over-allotment Option:	Underwriters’ option to purchase, and settle concurrently on the Settlement Date set forth below, up to an additional $90,000,000 principal amount of the Junior Subordinated Debentures from the Issuer, at the Purchase Prices set forth below

Date of Maturity:	April 15, 2086

Interest Payment Dates:	Quarterly in arrears on January 15, April 15, July 15 and October 15, beginning July 15, 2026

Coupon Rate:	6.500%

Optional Deferral:	Maximum of 10 consecutive years per deferral

Price to Public:	$25.00 per security

Purchase Price:	$24.2125 per security

$24.75 per security (for sales to institutions)

Listing:	Intend to apply to list on the NYSE; if approved for listing, trading expected to begin within 30 days of issuance.

Optional Redemption:	In whole or in part on one or more occasions on or after April 15, 2031 at 100% of the principal amount plus accrued and unpaid interest

Call for Tax Deductibility Event:	In whole but not in part before April 15, 2031 at 100% of the principal amount plus accrued and unpaid interest

Call for Rating Agency Event:	In whole but not in part before April 15, 2031, at 102% of the principal amount plus accrued and unpaid interest

Call for Tax Credit Event:	In whole but not in part at 101% of the principal amount plus accrued and unpaid interest (notice may be issued no later than December 31, 2026, for a redemption no less than 30 days nor more than 60 days after notice)

Trade Date:	March 17, 2026

Settlement Date:*	March 20, 2026 (T+3)

CUSIP / ISIN Number:	65339K 829/ US65339K8291

Expected Credit Ratings:**

Moody’s Investors Service Inc.	“Baa2” (stable)
S&P Global Ratings	“BBB” (stable)
Fitch Ratings, Inc.	“BBB” (stable)

Joint Book-Running Managers:

BofA Securities, Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
UBS Securities LLC
Wells Fargo Securities, LLC
BBVA Securities Inc.
Credit Agricole Securities (USA) Inc.
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.

*

It is expected that delivery of the Junior Subordinated Debentures will be made against payment therefor on or about March 20, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Junior Subordinated Debentures prior to the first business day before delivery of the Junior Subordinated Debentures should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “Tax Deductibility Event,” “Rating Agency Event” and “Tax Credit Event” have the meanings ascribed to each such term in the Issuer’s Preliminary Prospectus Supplement, dated March 17, 2026.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com, Morgan Stanley & Co. LLC toll-free at (866) 718-1649, RBC Capital Markets, LLC toll free at (866) 375-6829, UBS Securities LLC toll-free at (833) 481-0269 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.